OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
ENERGY PARTNERS, LTD.
at
$23.00 Net Per Share
by
ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.
THE $23.00 NET PER SHARE WILL BE INCREASED BY UP TO $1.00 TO $24.00 NET PER SHARE
DEPENDING ON THE RESOLUTION OF
CERTAIN DELAWARE LITIGATION DESCRIBED IN THE OFFER TO PURCHASE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 28, 2006 UNLESS THE OFFER IS EXTENDED.
August 31, 2006
To Our Clients:
      Enclosed for your consideration are an Offer to Purchase, dated August 31, 2006 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by ATS Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia (“Parent”), to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Energy Partners, Ltd., a Delaware corporation (the “Company”), for $23.00 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), subject to increase by $0.50 or $1.00 per Share to a total of $23.50 or $24.00 net per Share in cash depending on the resolution of certain litigation described in the Offer to Purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
      We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.
      Your attention is invited to the following:

1. The tender price is $23.00 per Share, net to you in cash (less applicable withholding taxes and without interest), subject to increase by $0.50 or $1.00 per share to a total of $23.50 or $24.00 net per share in cash depending on the resolution of certain litigation described in the Offer to Purchase.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Thursday, September 28, 2006 unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options or warrants), (ii) the Agreement and Plan of Merger, dated as of June 22, 2006, between the Company, EPL Acquisition Corp. LLC and Stone Energy Corporation (the “Stone Energy Merger Agreement”) having been terminated on terms satisfactory to Purchaser, and Purchaser having no liability in connection with the Stone Energy Merger Agreement other than the possible payment of the termination fee required thereby, (iii) the Board of Directors of the Company having approved the Offer and the proposed second-step merger described in the Offer to Purchase (the “Second-Step Merger”) or any other business combination satisfactory to Purchaser between the Company and Purchaser (and/or any of Parent’s subsidiaries) pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware (“Section 203”) or Purchaser shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer, the Second-Step Merger or such other business combination, (iv) (a) the Company entering into a definitive merger agreement with Purchaser (and/or any of Parent’s subsidiaries) with respect to a merger of Purchaser and the Company, (b) nominees of Purchaser constituting a majority of the Board of Directors of the Company or (c) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all shares issuable upon the exercise of any options or warrants) and (v) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. The Offer is not conditioned upon Purchaser obtaining financing. The Offer is also subject to certain other conditions described in Section 14 of the Offer to Purchase.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.
      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.
      The Offer is being made solely by the Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse Securities (USA) LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ENERGY PARTNERS, LTD.
       The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 31, 2006, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by ATS Inc., a Delaware corporation and an indirect wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Energy Partners, Ltd., a Delaware corporation (the “Company”).
      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Dated:

Number of Shares To Be Tendered: ______________________________ Shares *
SIGN HERE

Signature(s)

Please Type or Print Name(s)

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Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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